UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2019

Coty Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35964	13-3823358
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue New York, NY	10118
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 389-7300

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	COTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities

As discussed further below, on June 19, 2019, Coty Inc. (the “Company”) entered into a subscription agreement (the “June 2019 Subscription Agreement”), with respect to the issuance and sale of an aggregate amount of 980,000 shares of Series A-1 Preferred Stock, $0.01 par value (the “Series A-1 Preferred Stock”) for an aggregate purchase price of $98,000. The sale of Series A-1 Preferred Stock was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(a)(2) as a private sale to an executive of the Company.

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2019, pursuant to the June 2019 Subscription Agreement, the Company agreed to sell 980,000 shares of its Series A-1 Preferred Stock, par value $0.01 per share to Mr. Laubies, in connection with his participation in the Company’s Elite stock investment program (“Elite”) as described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on September 20, 2018.

Under the terms provided in the June 19 Subscription Agreement, Mr. Laubies is entitled to exchange any or all “Vested Series A-1 Preferred Stock” (as defined below) prior to May 10, 2025, into, at the sole election of the Company, either: (i) an amount in cash payable in U.S. dollars per share so exchanged equal to (I) the fair market value of a share of Class A Common Stock of the Company on the date of conversion minus (II) an amount equal to the sum of $14.48 (the “Cash Exchange Price”), subject to adjustment from time to time (the “Share Exchange Price” and aggregated with the Cash Exchange Price, the “Exchange Price”) (such difference, the “Preferred Net Value”), or (ii) the number of shares of Class A Common Stock whose aggregate value, as measured by the fair market value of a share of such Class A Common Stock on the date of conversion, is equal to the Preferred Net Value.

The right of Mr. Laubies to exchange any or all shares of Vested Series A-1 Preferred Stock expires on the earliest to occur of: (i) the first anniversary of Mr. Laubies’s termination of employment due to death or disability, and (ii) the latest date prior to which Vested Series A-1 Preferred Stock can otherwise be exchanged as set forth in the paragraph above. Following the expiration date, the Company will have the right to redeem all, but not less than all, of the Series A-1 Preferred Stock, to the extent any are still outstanding, at a redemption price equal to $0.10 per share.

In addition, following the date of a change of control, the Company has the right to cause any Vested Series A-1 Preferred Stock to be exchanged for the Preferred Net Value payable, at the sole option and election of the Company, either in cash or Class A Common Stock.

Shares of the Series A-1 Preferred Stock issued to Mr. Laubies will vest 60 percent on May 10, 2022, 20 percent on May 10, 2023, and 20 percent on May 10, 2024, so long as Mr. Laubies continues to own 648,228 shares of Class A Common Stock and subject to his continued employment with the Company through each applicable vesting date. In addition, upon Mr. Laubies’ death, disability or retirement (as set forth in the Company’s Equity and Long-Term Incentive Plan), shares of the Series A-1 Preferred Stock issued to him will vest on a pro-rata basis. Upon Mr. Laubies’ separation from service by the Company without cause or by him for good reason within twelve months after a change in control of the Company that occurs after May 10, 2019, the shares of the Series A-1 Preferred Stock issued to Mr. Laubies will vest in full. Any shares of Series A-1 Preferred Stock that have vested in accordance with the foregoing conditions are “Vested Series A-1 Preferred Stock”.

The holder of any Series A-1 Preferred Stock is not entitled to receive any dividends and has no voting rights except as required by law.

The description of the terms of the Series A-1 Preferred Stock is qualified in its entirety by reference to the Certificate of Designations, filed with the Secretary of State of the State of Delaware on February 4, 2019 and incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coty Inc.
(Registrant)

Date: June 21, 2019	By:	/s/Greerson G. McMullen
Greerson G. McMullen
Chief Legal Officer, General Counsel and Secretary